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                                                                     EXHIBIT 4.2

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                              Pathmark Stores, Inc.
                                     Issuer



                    8 3/4% Senior Subordinated Notes due 2012



                                   ----------

                          First Supplemental Indenture

                          Dated as of January 30, 2002

                                   ----------



                Wells Fargo Bank Minnesota, National Association
                                     Trustee










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      FIRST SUPPLEMENTAL INDENTURE, dated as of January 30, 2002, among Pathmark
Stores, Inc., a Delaware corporation, as issuer (the "COMPANY"), PTMK Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, as guarantor (the "ADDITIONAL GUARANTOR"), and Wells Fargo Bank Minnesota, National Association, as trustee (the "TRUSTEE").


                             RECITALS OF THE COMPANY

      WHEREAS, the Company has issued an aggregate principal amount of $200,000,000 of its 8 3/4% Senior Subordinated Notes due 2012 (the "SECURITIES") pursuant to the indenture (the "INDENTURE") dated as of January 29, 2002 among the Company, the Subsidiary Guarantors named therein and the Trustee;

      WHEREAS, the Company covenanted and agreed pursuant to the terms of the Indenture to cause each domestic Restricted Subsidiary that incurs any Indebtedness (with exceptions) to simultaneously execute and deliver a supplemental indenture to the Indenture to provide for a Guarantee of the Company's obligations with respect to the Securities;

      WHEREAS, the Additional Guarantor is a domestic Restricted Subsidiary of the Company and intends to Guarantee the Company's obligations under the Credit Agreement;

      WHEREAS, pursuant to Section 9.01(5) of the Indenture, the Company and the Trustee may amend and supplement the Indenture to add guarantors of the Securities without the consent of any Securityholder; and

      WHEREAS, all things necessary for the execution of this First Supplemental Indenture and to make this First Supplemental Indenture a valid and binding agreement of the Company and the Additional Guarantor have been done.

      NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree, for the equal and proportionate benefit of all Securityholders, as follows:



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                                   ARTICLE I

                            RATIFICATION; DEFINITIONS

      SECTION 1.01. FIRST SUPPLEMENTAL INDENTURE. This First Supplemental Indenture is supplemental to, and is entered into in accordance with Section
9.01 of the Indenture, and except as modified, amended and supplemented by this First Supplemental Indenture, the provisions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect; and

      SECTION 1.02. DEFINITIONS. Unless the context shall otherwise require, all terms which are defined in Section 1.01 of the Indenture shall have the same meanings, respectively, in this First Supplemental Indenture as such terms are given in said Section 1.01 of the Indenture.


                                   ARTICLE II

                              ADDITIONAL GUARANTOR

      SECTION 2.01. GUARANTEE. The Additional Guarantor hereby expressly assumes the obligations of, and otherwise agrees to perform all of the duties of, a Subsidiary Guarantor (in addition to the Subsidiary Guarantors) under the Indenture, subject to the terms and conditions thereof, with the same effect as if it had been named as a Subsidiary Guarantor therein as of the date this First Supplemental Indenture is executed and delivered.


                                  ARTICLE III

                                  MISCELLANEOUS

      SECTION 3.01. SUCCESSORS AND ASSIGNS. All covenants and agreements of the Company, the Additional Guarantor and the Trustee in this First Supplemental Indenture shall bind their respective successors.

      SECTION 3.02. COUNTERPARTS. This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

      SECTION 3.03. GOVERNING LAW. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

      SECTION 3.04. EFFECTIVE DATE. This First Supplemental Indenture shall become effective upon execution and delivery hereof.

      SECTION 3.05. INCORPORATION INTO INDENTURE. All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture;


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and the Indenture, as amended and supplemented by this First Supplemental
Indenture, shall be read, taken and construed as one and the same instrument.

      SECTION 3.06. ACCEPTANCE. The Trustee accepts the Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions set forth therein as so supplemented. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution by the Company or the Additional Guarantor, or for or in respect of the recitals contained herein, all of which are made by the solely by the Company and the Additional Guarantor.

      SECTION 3.07. SEVERABILITY. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.




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                                   SIGNATURES

      IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.



                                       PATHMARK STORES, INC.


                                       By: /s/ Marc A. Strassler
                                          ----------------------------------
                                          Name: MARC A. STRASSLER
                                          Title: Senior Vice President




                                       PTMK CORP.


                                       By: /s/ Marc A. Strassler
                                          ----------------------------------
                                          Name: MARC A. STRASSLER
                                          Title: Senior Vice President



                                      WELLS FARGO BANK MINNESOTA,
                                      NATIONAL ASSOCIATION
                                         as Trustee


                                       By: /s/ Robert L. Reynolds
                                          ----------------------------------
                                          Name: ROBERT L. REYNOLDS
                                          Title: Vice President



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